EXHIBIT 99.1

Harvard Apparatus Regenerative Technology

Changes Name to Biostage, Inc. (NASDAQ: BSTG)

Name Change is Capstone of Corporate Rebranding Initiative for

the Bioengineered Organ Implant Developer (www.biostage.com)

- Trading Under Nasdaq Symbol “BSTG” begins April 1, 2016 -

HOLLISTON, MA (March 31, 2016) – Harvard Apparatus Regenerative Technology, Inc. (NASDAQ: HART) announced today it has changed its corporate name to Biostage, Inc. and will trade under the Nasdaq symbol “BSTG” effective April 1, 2016. Concurrently, the company has launched a new web site www.biostage.com to provide greater clarity and visibility for its technology.

The name change reflects the company’s broad commitment and expertise in pioneering the development of bioengineered organ implants for the esophagus, bronchus and trachea. It also eliminates market confusion with its former parent company from which it was spun-out in November 2013.

Jim McGorry, CEO, commented, “The Biostage™ name change reflects the evolution of our focus from commercializing bioreactors and research tools to the pioneering development of bioengineered organ implants for the esophagus, bronchus, and trachea. We have changed our company name to Biostage to better communicate and differentiate our new Cellframe™ technology and strategic direction.”

The Biostage name embodies the company’s “biotechnology” focus on bioengineered implants that provide critical “staging” for the body’s innate healing processes with its new Cellframe™ technology platform. Mr. McGorry added, “Cellframe employs a process in which the patient’s own stem cells are taken from a simple adipose/fat tissue biopsy, the cells are first isolated, expanded and then seeded onto a proprietary biocompatible scaffold that mimics the natural dimensions of the damaged organ. After incubation in our proprietary bioreactor, the Cellspan implant is ready to be implanted. Cellspan implants are designed to deliver the necessary cues for triggering, guiding, and modulating the regenerative process.

“Biostage is the result of a nearly two-year corporate transformation that centered on people, research, and technologies. We put in place a deeply experienced management team and board of directors to effectively lead our team of cell biology experts, materials scientists, and engineers to develop and pursue a clearly-defined set of research, regulatory, and commercialization goals. Biostage has also expanded its research partnership base to cost-effectively add technology resources critical to our success. Collectively, these efforts allow Biostage to pursue a new approach to restoring function to damaged organs for patients who deserve better clinical solutions and improved outcomes.”

Biostage’s Initial IND to Focus on Cellspan Esophageal Implant

Biostage’s Cellframe technology features a biocompatible scaffold seeded with a recipient’s own stem cells to create Cellspan™ implants for treatment of life-threatening conditions of the esophagus, trachea, and bronchus. Key large-animal data for Biostage’s Cellspan esophageal and other implants was first announced in November 2015.

Based on its preclinical data, Biostage identified life-threatening conditions of the esophagus as the initial clinical application to advance its Cellspan esophageal implant. Biostage plans to file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (USFDA) in late 2016, seeking to initiate clinical trials in humans.

Biostage is currently expanding its preclinical testing of its Cellspan esophageal implants in collaboration with Mayo Clinic to support its planned IND application. The company anticipates providing an update on its preclinical research collaboration mid-second quarter 2016.

Biostage Introductory Video: Cellframe Technology Animation

About Biostage, Inc.: www.biostage.com

Biostage is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe ™ technology. Biostage’s Cellframe technology uniquely combines a proprietary biocompatible scaffold with a patient’s own stem cells to create Cellspan implants. These novel implants are being developed to treat life-threatening conditions of the esophagus, trachea or bronchus with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its Cellframe technology.

Cellspan implants are being advanced and tested in a preclinical collaborative study with Mayo Clinic. This testing of Biostage’s Cellspan esophageal implants is intended to expand the company’s preclinical data in support of its goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration in late 2016, seeking to initiate clinical trials in humans.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any Biostage products, including its Cellframe ™ technology, by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of Biostage products, including its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the our Cellframe technology, bioreactors, scaffolds and other devices and product candidates we pursue; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Media/Investor Relations Contact:

Tom McNaughton	David Collins, Bill Jones, Helen Sun
Chief Financial Officer	Catalyst Global LLC
774-233-7321	212-924-9800 w; 917 734-0339 m
bstg@catalyst-ir.com